UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2008

Commission File Number: 333-121034

JayHawk Energy, Inc.
(Exact name of registrant as specified in its charter)

Colorado	20-0990109
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
370 Interlocken Blvd. Suite 400 Broomfield, Colorado (Address of principal executive office)	80021 (Postal Code)
(303) 327-1571 (Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On January 16, 2008, the Jayhawk Energy, Inc. (“Registrant”) entered into a Purchase and Sale Agreement with JED Oil (USA) Inc., pursuant to which the Registrant acquired certain oil, gas and mineral rights and interests and other related operating assets located in the Candak Area, North Dakota (“Candak Property”) in exchange for $3,500,000 in cash. This brief description of the Purchase and Sale Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the agreement attached to this report as Exhibit 10.4.

Concurrent with the execution of the Purchase and Sale Agreement, the Registrant completed a private placement of approximately $4,000,000 (“Private Placement”). The Private Placement was completed in reliance upon that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S.  Specifically, the Registrant sold 2,666,667 Units at a purchase price of $1.50 per Unit, each Unit consisting of (a) one share of common stock, $.001 par value per share and (b) one warrant which will provide to the holder the right to purchase one share of the Registrant’s common stock at a purchase price of $1.60 and which shall expire one year from the date that the Registrant accepts the subscription. This brief description of the Warrant Agreement is not intended to be complete and is qualified in its entirety by reference to the form of the Warrant Agreement attached to this report as Exhibit 10.5.

Item 2.01 - Completion of Acquisition or Disposition of Assets

On January 16, 2008, the Registrant entered into a Purchase and Sale Agreement with JED Oil (USA) Inc., pursuant to which the Registrant acquired certain oil, gas and mineral rights and interests and other related operating assets located in the Candak Area, North Dakota (“Candak Property”) in exchange for $3,500,000 in cash.  Reference is made to the disclosure described in Item 1.01 above, which is incorporated herein by reference.

Candak Property. The Candak Property is located in the Williston Basin area of North Dakota. The acquisition of the Candak Property provides the Registrant with a daily 65bbls net of light oil production and operation. The Registrant also acquires a 15,500-acre land position with this acquisition. The Registrant believes that the lands are in an area that is highly active by other operators. The Registrant also acquired certain production equipment in conjunction with asset purchase. A complete list of the assets purchased is included in the Purchase and Sale Agreement, which is attached to this report as Exhibit 10.4.

The acquisition of the Candak Property is the next step in the Registrant’s strategic plan is to acquire oil and gas properties for exploration, development and production. The Registrant intends to engage in the exploration, acquisition, development, production and sale of natural gas, crude oil and natural gas liquids primarily from conventional reservoirs within North America.

Item 3.02 - Unregistered Sales of Equity Securities

Concurrent with the execution of the Purchase and Sale Agreement, the Registrant completed a private placement of approximately $4,000,000 (“Private Placement”). The Private Placement was completed in reliance upon that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S.  Specifically, the Registrant sold 2,666,667 Units at a purchase price of $1.50 per Unit, each Unit consisting of (a) one share of common stock, $.001 par value per share and (b) one warrant which will provide to the holder the right to purchase one share of the Registrant’s common stock at a purchase price of $1.60 and which shall expire one year from the date that the Registrant accepts the subscription. This brief description of the Warrant Agreement is not intended to be complete and is qualified in its entirety by reference to the form of the Warrant Agreement attached to this report as Exhibit 10.5.

No directed selling efforts in the United States were used in connection with the offering. Each of the investors has agreed to resell the common stock only pursuant to an effective resale registration statement or to an available exemption from such registration. The shares and warrant certificates contained a legend to such effect.

The Registrant agreed to prepare and file, as soon as practicable following the closing of Private Placement, a registration statement on Form SB-2 or such other form as shall be available registering the shares issued pursuant to the Private Placement.

Item 7.01 - Regulation FD Disclosure.

On January 16, 2008, the Registrant issued a press release announcing the acquisition of the Candak Property and the closing of the Private Placement. This press release is furnished as Exhibit 99.1 to this Form 8-K and incorporated by reference as if set forth in full. This information is not filed but is furnished to the Securities and Exchange Commission pursuant to Item 7.01 of Form 8-K.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.4	Purchase and Sale Agreement dated January 16, 2008, by and among Jayhawk Energy, Inc., and JED Oil (USA) Inc.
10.5	Form of Warrant Agreement to Purchase Shares of Common Stock.
99.1	Press Release dated January 16, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Jayhawk Energy, Inc.

Date:  January 22, 2008                                                                                    By:  /s/ Lindsay Gorrill
                                                                                                                            Name: Lindsay Gorrill
                                                                                                                            Title: President & CEO